JACKSON NATIONAL LIFE INSURANCE COMPANY

                              5901 Executive Drive
                            Lansing, Michigan 48911
                                     [LOGO}
                      ("the Company" or Jackson National)

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       Thank you for choosing Jackson National. If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Contract Data Page.

              THIS ANNUITY CONTRACT OFFERED BY JACKSON NATIONAL IS
                 A CONTRACT BETWEEN YOU, THE OWNER, AND JACKSON
               NATIONAL, AN INSURANCE COMPANY. READ YOUR CONTRACT
                                   CAREFULLY.

             AMOUNTS IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AND
  MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE
                        ACCOUNT INVESTMENT DIVISION(S).

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                       NOTICE OF RIGHT TO EXAMINE CONTRACT

YOU MAY RETURN THIS CONTRACT TO THE SELLING PRODUCER OR JACKSON NATIONAL WITHIN 10 DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE CONTRACT VALUE FOR THE BUSINESS DAY ON WHICH THE CONTRACT IS received AT ITS SERVICE CENTER. UPON SUCH REFUND, THE CONTRACT SHALL BE VOID.

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INDIVIDUAL DEFERRED VARIABLE AND
FIXED ANNUITY CONTRACT                    THIS CONTRACT IS SIGNED BY THE COMPANY
(FLEXIBLE PREMIUM). DEATH BENEFIT         /s/ Robert P. Saltzman
AVAILABLE.INCOME OPTIONS AVAILABLE.       PRESIDENT
NONPARTICIPATING.                         /s/ Thomas J. Meyer
                                          SECRETARY
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                                TABLE OF CONTENTS
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         Provision                                                 Page Number

         Contract Data Page                                             [3

         Definitions                                                     4

         General Provisions                                              6

         Accumulation Provisions                                         9

         Withdrawal Provisions                                          11

         Death Benefit Provisions                                       12

         Income Provisions                                              14

         Table of Income Options                                        18]


                                       2
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                               CONTRACT DATA PAGE
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Contract Number:                    [0123456789]

Owner:                              [John Doe]

Joint Owner:                        [Jane Doe]

Annuitant:                          [John Doe]

Joint Annuitant:                    [Jane Doe]

Initial Premium:                    [$25,000]

Issue Date:                         [January 1, 2000]

Issue State:                        [Michigan]

Beneficiary(ies):                   [Brian Doe]











Annual Contract Maintenance         An Annual Contract  Maintenance Charge of no
                                    more Charge: than [$50.00] will be deducted from Your Contract Value.

                                    The Annual  Contract  Maintenance  Charge is
                                    applied   to  those   Contracts   where  the
                                    Contract Value is less than [$50,000].

                                    On each  Contract  Anniversary,  the  Annual
                                    Contract Maintenance Charge will be taken from the Fixed Account and the Investment Divisions in proportion to their respective Contract Value.

                                    If a total withdrawal is made on other than a Contract Anniversary, the Annual Contract Maintenance Charge will be deducted from the total withdrawal amount.

Insurance Charges:                  On  an  annual  basis,  this  charge  equals
                                    [0.65%] of the daily net asset value of the Investment Divisions. Insurance Charge will be deducted on a daily basis.

                                       3a
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                           CONTRACT DATA PAGE (CONT'D)
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Transfer/Transfer Charge:           A  fee  of  [$25.00]  is  charged  for  each
                                    transfer  in excess of [15] in any  Contract
                                    year.  Any Transfer  Charge is deducted from
                                    the   amount   transferred   prior   to  the
                                    allocation  to  the  new  Contract   Option.
                                    Transfer Charges will not be applied to transfers due to dollar cost averaging or other asset allocation services provided by the Company.

                                    Market timing and asset allocation  services
                                    must    comply     with    the     Company's
                                    administrative     systems,    rules,    and
                                    procedures.

                                    FROM   INVESTMENT   DIVISION  TO  INVESTMENT
                                    DIVISION. Both prior to and after the Income
                                    Date,  You may  transfer all or a portion of
                                    Your  Contract   Value  in  one   Investment
                                    Division to another Investment Division.

                                    FROM   INVESTMENT   DIVISION  TO  THE  FIXED
                                    ACCOUNT. Prior to the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division(s) to the Fixed Account.

                                    FROM  THE  FIXED  ACCOUNT  TO AN  INVESTMENT
                                    DIVISION.  Prior to the Income Date, You may
                                    transfer  all or a  portion  of  Your  Fixed
                                    Account   to   any   available    Investment
                                    Division(s).

Premium(s):                         Premiums are  flexible.  This means that the
                                    Owner may change the amounts, frequency or timing of Premiums. The initial Premium must be at least [$25,000]. Subsequent Premiums must be at least [$2,000] for Qualified Plan
                                    Contracts and [$5,000] for Nonqualified Plan
                                    Contracts. Total Premiums under a Contract may not exceed [$1,000,000]. The Company may waive the minimums or maximums at any time.
                                    The Company reserves the right to refuse any premium payment.

                                    The Owner may  allocate  Premiums  among the
                                    Fixed Account and the Investment  Divisions.
                                    Such  election  may be made  in any  percent
                                    from  [0% to  100%]  in  whole  percentages,
                                    provided   that  the  minimum  that  may  be
                                    allocated   to  the  Fixed   Account  or  an
                                    Investment    Division   is   [$100].    Any
                                    additional   Premium   will   be   allocated
                                    according to Your most recent instructions on file with the Company, provided that each allocation must be for a minimum of [$100], regardless of such instructions.

                                       3b
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                           CONTRACT DATA PAGE (CONT'D)
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["S&P(R)"  is a  trademark  of the  McGraw  Hill  Companies,  Inc.  and has been licensed for use by the Company. This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the annuity.]

[This Contract is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of this Contract or any member of the public regarding the advisability of purchasing this Contract. Dow Jones' only relationship to Jackson National Life Insurance Company (JNL) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNL or the owners of this Contract into consideration in determining, composing or calculating the Dow Jones Industrial Average[SM]. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Contract to be issued, including the pricing or the amount payable under the Contract. Dow Jones has no obligation or liability in connection with the administration or marketing of this Contract.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JNL, OWNERS OF THIS CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE[SM] OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE[SM] OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JNL.]


Jackson National Life Service Center       Express Mail:
[P.O. Box 378002                           [Jackson National Life Service Center
Denver, CO 80237-8002                      8055 E. Tufts Ave., 2nd Floor
1-800-766-4683]                            Denver, CO 80237]

                                       3c
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                                   DEFINITIONS
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ACCUMULATION  UNIT.  A unit  of  measure  used  to  calculate  the  value  in an
Investment Division prior to the Income Date.

ANNUITANT. The natural person on whose life annuity payments for this Contract are based. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. Any reference to the Annuitant includes any Joint Annuitant.

ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive any Contract benefits upon the death of the Owner.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes for normal trading, usually 4:00 p.m. Eastern time.

CONTRACT.
The Individual Deferred Variable and Fixed Annuity Contract between You and Us.

CONTRACT ANNIVERSARY. An annual anniversary of the Issue Date.

CONTRACT OPTION. One of the options offered by the Company under this Contract. Each Contract Option is more fully explained in the Accumulation Provisions.

CONTRACT VALUE. The sum of the Separate Account Contract Value and the Fixed Account Value.

FIXED ACCOUNT. A Contract Option that consists of an automatically renewable one-year period that credits interest at a rate of interest that is fixed for the length of the period. Allocations made to the Fixed Account are invested in the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account, and other segregated asset accounts.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Premium and any subsequent amounts allocated to the Fixed Account; (2) plus any interest credited; less (3) any amounts canceled or withdrawn for transfers, charges, deductions, or withdrawals.

INCOME DATE. The date on which annuity payments are to begin.

INVESTMENT DIVISION. A Contract Option within the Separate Account. The Contract Value in the Investment Divisions will go up or down depending on the performance of the underlying Portfolios.

ISSUE DATE. The date the Contract was issued by the Company, as shown on the Contract Data Page.

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                              DEFINITIONS (CONT'D)
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JOINT OWNER. If there is more than one Owner,  each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercising of those ownership rights under the Contract.

LATEST INCOME DATE. The date on which the Owner attains age 90 under a Nonqualified Plan Contract, or such earlier date as required by the applicable Qualified Plan, law, or regulation, unless otherwise approved by the Company.

NONQUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code, as amended.

OWNER ("YOU," "YOUR"). The person or entity shown on the Contract Data Page who is entitled to exercise all rights and privileges under this Contract. Usually, but not always, the Owner is the Annuitant. If Joint Owners are named, all references to Owner shall mean Joint Owner.

PORTFOLIO(S). A portfolio of a mutual fund in which the Investment Division invests.

PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner.

QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code, as amended.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in accordance with Michigan law in which a portion of Our assets have been allocated for this and certain other contracts.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of the Separate Account of this Contract.

SERVICE CENTER. The Company's address and telephone number as specified on the Contract Data Page or as may be designated by Us from time to time.

WE, OUR, US, THE COMPANY. Jackson National Life Insurance Company.

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                               GENERAL PROVISIONS
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ASSIGNMENT.  The Owner may assign this Contract  before the Income Date,  but We will not be bound by an assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek competent legal and/or tax advice.

BENEFICIARY. The individual(s) or entity(ies) designated by the Owner to receive any amount payable under this Contract on the Owner's death prior to the Income Date or on the Annuitant's death on or after the Income Date pursuant to the terms of this Contract. The original Beneficiary(ies) will be named in the application, if any, and on the Contract Data Page. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the death benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary and all other Beneficiaries will be treated as Contingent Beneficiaries. The Owner may change the Beneficiary(ies) by submitting a written request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before the Company records such change.

CHARGES AND FEES. The Company may assess fees or charges under the Contract. Please see the Contract Data Page for more information as to fees or charges.

CONFORMITY WITH STATE LAWS. This Contract will be interpreted under the law of the state in which it is issued. Any provision that is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

DEFERMENT OF PAYMENTS. We may defer making transfers or payments from the Fixed Account for up to 6 months. Interest, subject to state requirements, will be credited during the deferral period.

DOLLAR COST AVERAGING. Subject to the Company's administrative rules and procedures, the Owner may arrange to have an amount of money transferred automatically from the Fixed Account or one of the Investment Divisions of the Contract to any number of other Investment Divisions on a regular basis. Any election of dollar cost averaging must be for a period of not less than twelve months.

ENTIRE  CONTRACT.  The  Contract,   application,  if  any,  and  any  applicable
endorsements and amendments together make up the entire Contract.

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                           GENERAL PROVISIONS (CONT'D)
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MISSTATEMENT  OF AGE OR  SEX.  If the  age  or  sex of the  Annuitant  has  been misstated, the payments will be those that the Premiums paid would have purchased at the correct age and sex. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law so requires.

NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. No Beneficiary may commute, encumber, alienate or assign any payment under this Contract before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or attach the same for payment thereof.

REPORTS. The Company will send You a report at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible of if We determine it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and the state where the Contract was issued for delivery, if required. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1.       The New York Stock Exchange is closed;
2.       Trading on the New York Stock Exchange is restricted;

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                           GENERAL PROVISIONS (CONT'D)
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3.       An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or

4. The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in 2. and/or 3. exist.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity because of this Contract. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals from this Contract.

WRITTEN NOTICE. Information or instructions given to Us by You must be in a form satisfactory to Us. Such written notice takes effect when We accept it and it is recorded at Our Service Center.

Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.

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                             ACCUMULATION PROVISIONS
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An Owner may not allocate Contract Values to more than eighteen Contract Options during the life of the Contract. The Company may waive this restriction at its discretion.

SEPARATE ACCOUNT. The Separate Account consists of assets We have set aside and have kept from the rest of Our assets and those of Our other segregated asset accounts. These assets are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable annuity contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequently than monthly.

INVESTMENT DIVISIONS. The Contract offers several Investment Divisions.

ACCUMULATION UNITS. The Separate Account Contract Value will go up or down depending on the performance of the Investment Divisions. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Contract Value, such as withdrawals, transfers, and Annual Contract Maintenance Charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:

1. Determining the total amount of money invested in the particular Investment Division; 2. Subtracting from that amount any Insurance Charges and any other charges such as taxes; 3. Dividing the remainder by the number of outstanding Accumulation Units.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account at any time prior to the latest Income Date, subject to the provisions of this Contract. The amounts allocated to the Fixed Account will earn a declared rate of interest for one year from the date of allocation.

The Company will automatically renew the Fixed Account period for another year at the expiration of the Fixed Account period unless instructed in writing to the contrary.

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                        ACCUMULATION PROVISIONS (CONT'D)
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FIXED  ACCOUNT  VALUE.  The Fixed  Account  Value is determined in the following manner:
o The initial Premium is allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Contract.
o Subsequent amounts may be allocated to the Fixed Account pursuant to the terms of the Contract.
o On each Contract Anniversary, the Annual Contract Maintenance Charge is deducted, based on the proportion that the Fixed Account Value bears to the Contract Value.
o On each Business Day, amounts are deducted to reflect any partial withdrawal and transfers when such event occurs.
o        Interest is credited on each Business Day as described below.

INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at the annual effective interest rate or rates the Company prospectively declares from time to time, at the sole discretion of the Company. Any such rate or rates so determined will remain in effect for a period of one year so long as such deposited amount remains in the Fixed Account. Interest will be credited to subsequent Fixed Account periods at an annual effective interest rate declared by the Company. The Company guarantees that it will credit interest at not less than 3% annually. Subsequent interest rates may be higher or lower than those rates previously set by the Company.

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                              WITHDRAWAL PROVISIONS
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Prior to the Income  Date,  the Owner may  withdraw  all or part of the  amounts under this Contract by informing Us at Our Service Center. For full withdrawal, this Contract, or a Lost Contract Affidavit, must be returned to Our Service Center.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is $500, or if less, the Owner's entire interest in the Investment Division and/or Fixed Account from which a withdrawal is requested. The Owner's interest in the Investment Division and/or Fixed Account from which the withdrawal is requested must be at least $100 after the withdrawal is completed if any amount remains in that Investment Division and/or Fixed Account.

Withdrawals will be based on values at the end of the Business Day in which the request for withdrawal and the Contract or a Lost Contract Affidavit (in the case of a full withdrawal) are received at the Service Center.

If the withdrawal request does not specify the Investment Division(s) or Fixed Account from which the withdrawal is to be made, the request will be processed by making withdrawals from each Investment Division and the Fixed Account in proportion to their respective value at the time the withdrawal is processed.

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                            DEATH BENEFIT PROVISIONS
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DEATH OF OWNER BEFORE THE INCOME DATE:  Upon the Owner's death,  or the death of any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract, at the current Contract Value, in his or her own name and exercise all the Owner's rights under the Contract.

o DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE: The death benefit is equal to the greater of:
         1.       The current Contract Value; or
         2. All Premiums paid into the Contract, less any withdrawals, charges, and taxes incurred since the issuance of the Contract.
         This amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to Us and an election as to the type of death benefit option is received by the Company at its Service Center.

         From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

o DEATH BENEFIT OPTIONS BEFORE INCOME DATE: In the event of the Owner's death or the death of a Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options below. The following are the selected death benefit options:
         1.       Option 1 - single lump-sum payment of the death benefit; or
         2. Option 2 - payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner; or
         3. Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the death of the Owner or Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death must be distributed within five years of the date of the Owner's death.

If a single lump-sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the election, unless either the Suspension of Payments or Deferment of Payments under General Provisions is in effect.

Payment to the Beneficiary, other than in a single lump-sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death by Our Service Center.

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

DEATH OF OWNER AFTER THE INCOME DATE: If the Owner or any Joint Owner, who is not an Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE: Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE: Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

--------------------------------------------------------------------------------
                                INCOME PROVISIONS
--------------------------------------------------------------------------------
INCOME DATE. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date to any date not later than the Latest Income Date by written notice to the Service Center.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum. However, a single lump-sum distribution may be deemed to be a withdrawal. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven days before the Income Date. Unless otherwise designated, the Owner will be the payee.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than $5,000, and state law permits, the Company has the right to make payments in one single lump-sum. In addition, if the first payment provided would be less than $50, and state law permits, the Company may require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $50.

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY
INCOME   OPTION  UNDER  WHICH   PAYMENTS   ARE  BEING  MADE   PURSUANT  TO  LIFE
CONTINGENCIES.

Upon written election filed with the Company at its Service Center, all of the Contract Value will be applied to provide one of the following income options.

OPTION 1 - LIFE INCOME An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this income option if the Annuitant has an early death.

OPTION 2 - JOINT AND SURVIVOR An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of guaranteed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PERIODS GUARANTEED An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the scheduled payments or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD Under this income option, an Owner can elect an annuity payable monthly for any period of years from 5 to 30. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the scheduled payments or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company.

ADDITIONAL OPTIONS. The Company may make other income options available.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the proceeds payable under this Contract, less any applicable premium taxes, shall be applied to the payment of the income option elected at whichever of the following is more favorable to the Owner; (a) the annuity rates based upon the income option table specified in the Contract; (b) the then current rates provided by the Company on contracts of this type on the Income Date. In no event will the fixed payments be changed once they begin.

VARIABLE ANNUITY PAYMENT. The initial variable annuity payment is determined by taking the Contract Value allocated to that Investment Division, less any premium tax and any applicable Contract charges, and then applying it to the income option table specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
The dollars applied are divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly payment. That amount is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent monthly variable annuity payments, assuming that no reallocation of Contract Values is made.

The amount of the second and each subsequent monthly variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The income option tables contained in the Contract are based on a 4.5% per annum assumed net investment rate. If the actual net investment rate experienced by an Investment Division exceeds 4.5%, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than 4.5%, variable annuity payments will decrease over time. If the actual net investment rate equals 4.5%, the variable annuity payments will remain constant.

The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an Annuity Unit for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 4.5% per annum. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., and then subtracting 3. from the result, where:

1.       Is the net result of:
         a. the net asset value of an Investment Division determined as of the end of the Business Day, plus
         b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus
         c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal incomes taxes are applicable under present law);
2. Is the net asset value of the Investment Division determined as of the end of the preceding Business Day; and
3.       Is the Contract Insurance Charges.

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
BASIS OF COMPUTATION. The actuarial basis for the Table of Income Options is the Annuity 2000 Mortality Table, and interest at 4.5%. The Table of Income Options does not include any applicable premium tax.

--------------------------------------------------------------------------------
                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------

[The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.]

----------------------------------------------------------------------------------------------------------------------------------
 UNDER OPTION 4                                MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
----------------------------------------------------------------------------------------------------------------------------------

No. of   Monthly  Age of      No. of Mos.        Age of       No. of Mos.      Age of     No. of Mos.    Age of      No. of Mos.
Monthly  Install- Payee                          Payee                         Payee                     Payee
Install- ments                Certain                         Certain                     Certain                      Certain
ments                   ---------------------    ------  --------------------  ------  ----------------  ------   -----------------
                  Male  Life      120     240      Male  Life     120      240 Female  Life   120   240  Female   Life    120   240
--------- -----  -----  ----     ----    ----    ------  ----     ---     ---- ------  ----   ---   ---  ------   ----    ---   ---
    60    18.60   40   4.49     4.48     4.43      70    7.61     7.08    5.96   40    4.33  4.33  4.30    70    6.91     6.63  5.86
    72    15.83   41   4.53     4.52     4.47      71    7.85     7.24    6.00   41    4.36  4.36  4.33    71    7.12     6.79  5.91
    84    13.86   42   4.57     4.56     4.50      72    8.11     7.40    6.04   42    4.40  4.39  4.36    72    7.35     6.96  5.96
    96    12.38   43   4.62     4.60     4.54      73    8.38     7.57    6.08   43    4.43  4.43  4.40    73    7.59     7.13  6.01
   108    11.23   44   4.67     4.65     4.58      74    8.68     7.74    6.11   44    4.47  4.46  4.43    74    7.86     7.31  6.05
   120    10.32   45   4.72     4.69     4.62      75    8.99     7.91    6.14   45    4.51  4.50  4.46    75    8.15     7.50  6.09
   132     9.57   46   4.77     4.74     4.66      76    9.33     8.08    6.16   46    4.56  4.54  4.50    76    8.46     7.69  6.13
   144     8.96   47   4.82     4.79     4.70      77    9.69     8.25    6.18   47    4.60  4.59  4.54    77    8.80     7.88  6.15
   156     8.43   48   4.88     4.85     4.75      78   10.08     8.41    6.20   48    4.65  4.63  4.58    78    9.16     8.08  6.18
   168     7.99   49   4.94     4.90     4.80      79   10.50     8.58    6.22   49    4.70  4.68  4.62    79    9.56     8.27  6.20
   180     7.60   50   5.01     4.96     4.84      80   10.94     8.74    6.23   50    4.75  4.73  4.67    80    9.99     8.46  6.22
   192     7.27   51   5.07     5.03     4.89      81   11.42     8.90    6.24   51    4.81  4.78  4.71    81   10.46     8.65  6.23
   204     6.98   52   5.14     5.09     4.94      82   11.92     9.05    6.25   52    4.86  4.84  4.76    82   10.97     8.83  6.24
   216     6.72   53   5.22     5.16     5.00      83   12.46     9.19    6.26   53    4.93  4.90  4.81    83   11.52     9.01  6.25
   228     6.48   54   5.30     5.23     5.05      84   13.04     9.32    6.27   54    4.99  4.96  4.86    84   12.12     9.17  6.26
   240     6.28   55   5.38     5.31     5.11      85   13.66     9.45    6.27   55    5.06  5.03  4.91    85   12.77     9.32  6.27
   252     6.09   56   5.47     5.39     5.16      86   14.32     9.56    6.27   56    5.14  5.10  4.97    86   13.46     9.46  6.27
   264     5.92   57   5.57     5.48     5.22      87   15.02     9.67    6.27   57    5.22  5.17  5.03    87   14.21     9.58  6.27
   276     5.77   58   5.67     5.57     5.28      88   15.76     9.76    6.28   58    5.30  5.25  5.09    88   15.00     9.69  6.28
   288     5.63   59   5.77     5.66     5.34      89   16.55     9.85    6.28   59    5.39  5.33  5.15    89   15.84     9.79  6.28
   300     5.51   60   5.89     5.77     5.40      90   17.38     9.93    6.28   60    5.49  5.42  5.21    90   16.72     9.88  6.28
                  61   6.01     5.87     5.46      91   18.26    10.00    6.28   61    5.59  5.51  5.27    91   17.65     9.96  6.28
                  62   6.15     5.98     5.52      92   19.20    10.07    6.28   62    5.70  5.61  5.34    92   18.61    10.03  6.28
                  63   6.29     6.10     5.58      93   20.20    10.12    6.28   63    5.82  5.72  5.41    93   19.61    10.09  6.28
                  64   6.44     6.23     5.64      94   21.26    10.17    6.28   64    5.94  5.83  5.47    94   20.65    10.14  6.28
                  65   6.60     6.36     5.70      95   22.39    10.21    6.28   65    6.07  5.94  5.54    95   21.73    10.18  6.28
                  66   6.78     6.49     5.76      96   23.62    10.24    6.28   66    6.22  6.06  5.61    96   22.87    10.22  6.28
                  67   6.97     6.63     5.81      97   24.95    10.27    6.28   67    6.37  6.20  5.67    97   24.10    10.25  6.28
                  68   7.17     6.78     5.86      98   26.44    10.29    6.28   68    6.54  6.33  5.74    98   25.45    10.28  6.28
                  69   7.38     6.93     5.91      99   28.13    10.30    6.28   69    6.72  6.48  5.80    99   26.98    10.29  6.28


NOTE: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.